CINCINNATI  FINANCIAL  CORPORATION

Mailing Address:                  P.O. BOX 145496

CINCINNATI, OHIO  45250-5496

              (513) 870-2000

Investor Contact:  Heather J. Wietzel

(513) 870-2768

Media Contact:  Joan O. Shevchik

(513) 603-5323

Cincinnati Financial Corporation Declares Regular Quarterly Cash Dividend

CINCINNATI, May 26, 2006 -- Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the executive committee of its board of directors has declared a 33½ cents per share regular quarterly cash dividend payable July 14, 2006, to shareholders of record on June 23, 2006. The current dividend level reflects the 9.8 percent increase in the quarter dividend rate announced by the board in February. That action set the stage for the 46th consecutive increase in the indicated annual cash dividend.

Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU commented, “As Mergent noted in its Spring 2006 Dividend Achievers, Cincinnati Financial Corporation is ranked No. 11 among the companies with the longest records of consecutive dividend increases. The financial strength that allows our board to continue to reward shareholders also supports your company’s high financial strength ratings. For the 50th consecutive year, A.M. Best Co. awarded the Cincinnati property casualty group its highest available rating, affirming our A++ on April 28, 2006.”

Cincinnati Financial Corporation offers property and casualty insurance, its main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals.

6200 S. Gilmore Road, Fairfield, Ohio  45014-5141